 Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:        Edward P. Loomis, Jr.
                President and Chief Executive Officer
                Rivoli, BanCorp, Inc.
                Macon, Georgia 31210
                (478) 475-5040

Rivoli BanCorp, Inc. Announces Third Quarter Results

Rivoli BanCorp, Inc. ("Rivoli") reported the results of operations for the quarter ended September 30, 2005 reflecting net income of $170,000 or $0.17 per share compared to a net income of $362,910 or $0.37 per share for the first quarter of 2004. Earnings for the first nine months of 2005 totaled $961,116 compared to $1,158,642 for the same period last year.

Total assets of $212.7 million at September 30, 2005 represent a 22.2 percent increase from total assets of $174 million at September 30, 2004. Gross loans at September 30, 2005 totaled $162.2 million, up 18.7 percent from September 30, 2004. Deposits as of September 30, 2005 were $166.7 million, representing a 24.5 percent increase over $133.9 million deposits at September 30, 2004.

Net interest income (interest earned on loans and investments less interest paid on deposits and other borrowings) for the nine months ended September 30, 2005 totaled $6,136,437, an increase of $1,678,209, or 37.6 percent, as compared to the same period in 2004. For the first nine months ended September 30, 2005 noninterest income (other fees and services) increased to $2,735,775, a 27.6 percent improvement compared to the same period in 2004. Noninterest expense increased to $6,892,955, an increase of 50.2 percent from the same period in 2004, primarily as a result of expansion costs related to the Griffin branch, Watkinsville LPO, the mortgage division, and costs associated with the pending merger with Security Bank Corporation.

"Our total income is on target for this year, although our net income is somewhat lower than it otherwise would be as a result of expansion related expenses and certain expenses incurred during the third quarter in connection with our announced merger with Security Bank Corporation. We remain excited about the prospects of our planned merger with Security Bank Corporation." stated Edward P. Loomis, Jr., Rivoli President and Chief Executive Officer.

On September 9, 2005, Rivoli and Security Bank Corporation signed a definitive agreement in which Security Bank Corporation will acquire Rivoli. On October 14, 2005, the parties signed an amended agreement, amending the financial terms of the September 9, 2005 agreement. The acquisition is expected to close by the end of 2005 and is subject to normal closing conditions including obtaining regulatory approvals and the approval of Rivoli's shareholders. Headquartered in Macon, Georgia, Security Bank Corporation, with total assets of approximately $1.3 billion, provides through its banking subsidiaries a full range of traditional banking services throughout central Georgia, in limited parts of the metropolitan Atlanta, Georgia area, and in Glynn County, Georgia. Security Bank Corporation's common stock is traded through the NASDAQ National Market under the symbol "SBKC."

Rivoli BanCorp, Inc. is a one-bank holding company that owns all of the issued and outstanding stock of Rivoli Bank & Trust, which operates two banking offices in Macon, Georgia, one banking office in Griffin, Georgia, a loan production office in Watkinsville, Georgia and two Rivoli Mortgage offices in Butler and Macon, Georgia.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of Rivoli, its business and the industry as a whole. Such statements are subject to certain risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could effect, Rivoli's financial performance and could cause actual results for 2005 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Rivoli undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Rule 425 Legend Regarding Joint Proxy Statement/Prospectus

Security Bank Corporation has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4, which contains the prospectus of Security Bank Corporation relating to the shares to be issued in the merger of Rivoli into Security Bank Corporation and the proxy statement of Rivoli relating to a special meeting of shareholders, at which the merger will be considered and voted upon by Rivoli's shareholders. Investors are urged to read the proxy statement/prospectus and any other relevant documents filed with the SEC because they will contain important information including a copy of the merger agreement. Investors can obtain the Form S-4 Registration Statement, including the exhibits filed therewith, free of charge at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain documents filed with the SEC by Security Bank Corporation free of charge by requesting them in writing from Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210, Attention: Corporate Secretary, or by telephone at (478) 722-6200. Investors may obtain documents filed with the SEC by Rivoli free of charge by requesting them in writing from Rivoli BanCorp, Inc., 5980 Zebulon Road, Macon, Georgia 31210. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions.

Rivoli and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the merger. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the joint proxy statement/prospectus of Security and Rivoli described above. Additional information regarding the directors and executive officers of Rivoli is also included in Rivoli's proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 20, 2005.